Exhibit 10.12

AMENDMENT TO

MASTER TIMBER MANAGEMENT AGREEMENT

THIS AMENDMENT TO MASTER TIMBER MANAGEMENT AGREEMENT (“Amendment”) is made and entered into on December 29, 1998, by and between ORM RESOURCES CANADA LTD., a British Columbia company (“ORM”) and HANCOCK NATURAL RESOURCE GROUP, INC. (“HNRG”), to amend that certain Master Timber Management Agreement dated December 5, 1997 originally between HNRG and H.A. Simons, Ltd. (“Simons”) (“Master Agreement”).  The effective date of this Amendment shall be January 1, 1999 (“Effective Date”).  Pursuant to an Assignment and Assumption Agreement, a copy of which is attached hereto as Exhibit 1, and with consent of HNRG, Simons assigned, and ORM assumed, all rights, obligations, benefits and privileges of Simons under the Master Agreement accruing on or after the Effective Date.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ORM and HNRG hereby agree as follows

1.             Non Compete Provisions.  Subsection 4.02, Non Compete, of the Master Agreement shall be replaced in its entirety by the following provisions:

4.02  Non Compete.  So long as this Master Agreement shall remain in effect, Manager agrees that neither Manager nor its affiliates will compete with Client by (a) performing, offering to perform or soliciting timberland portfolio investment services for Plans and Endowments investing in timberlands within the Continental United States or Canada; (b) soliciting or attempting to raise timberland investment capital from Plans and Endowments for timberland investments within the Continental United States or Canada; or (c) managing timberland properties in the Continental United States or Canada owned or managed for Plans and Endowments.  In addition, recognizing Client’s need to protect its legitimate business interests, and as a further inducement to Client to continue to enter into this Master Agreement, Manager hereby covenants and agrees with Client that during the term of this Master Agreement, Manager will not, directly or indirectly, for itself or any other person, business or entity:  (x) have any ownership interest in any Competing Business (other than passive ownership of publicly-traded securities constituting less than a 1% interest), provided that Manager’s continuing ownership of any ownership interest in an entity that was not a Competing Business when such investment was made, but subsequently becomes a Competing Business as a result of a sale of an interest therein to a Plan or Endowment by a person or entity not controlled by Manager, shall not constitute a breach of this clause (x) as long as Manager neither manages or operates such entity, nor owns more than 5% of the entity from and after the date that it becomes a Competing Business, unless otherwise agreed in writing by Client; or (y) attempt to employ or recruit, or assist any other person or entity in employing or recruiting, for or on behalf of any Competing Business, any employee who is employed by Client.

Manager represents and warrants that neither it nor any of its affiliates presently conducts any of the activities described in clauses (a), (b), (c) or (x) of this Section 4.02, except insofar as the units of interest in Pope Resources, A Delaware Limited Partnership (“Pope”) are publicly traded.  Pope and Manager or its other affiliates may be deemed to provide timberland portfolio investment services for, or to manage timberlands beneficially owned by, Plans or Endowments that purchase such, units.  Notwithstanding the foregoing, Manager covenants and agrees that, so long as this Master Agreement shall remain in effect, neither Manager nor any of its affiliates will issue any new interests that are publicly traded in the United States which constitute an interest in any entity that owns or manages timberlands located in the Continental United States of Canada; except for the issuance of new interests in conjunction with any option, incentive or compensation programs of Manager or its affiliates for the benefit of its officers, directors, employees, or agents.  Nothing in this Section 4.02 shall be deemed to apply to the issued units of Pope existing as of the effective date of this Master Agreement.

For purposes of this Section 4.02, “affiliate” shall mean any person or entity (whether now existing or hereafter created) that is controlled by, in control of, or under common control with Manager, and shall in any event include Pope.

Notwithstanding any other provision of this Section 4.02, it is understood and agreed that nothing herein shall prohibit Manager or its affiliates from advertising, soliciting, marketing for sale, or selling or conveying any timberland or other property now or hereafter owned by Manager or its affiliates to a Plan or Endowment, provided that neither Manager nor its affiliates shall provide management services for any timberland conveyed to such Plan or Endowment after closing.  In conjunction with any such sale, an affiliate of Manager may create or cause to be created a publicly traded vehicle to facilitate the sale.

The provisions of this Section 4.02 shall survive termination of this Master Agreement for a period of (i) twenty-four calendar months with respect to each Plan and Endowment that is invested in an Ultimate Client Portfolio managed by Client and (ii) twelve calendar months with respect to any other Plan or Endowment.

Manager and Client hereby expressly agree that damages may not compensate Client adequately for a breach of this `Section 4.02, and acknowledge that absent this Section 4.02 Client would not have entered into this Master Agreement.  Therefore, to the maximum extend permitted by law, upon establishment of a breach of this Section 4.02, the parties hereby specifically agree that Client shall be entitled to specific performance of the provisions of this Section 4.02, and in the event that Client brings any action for specific performance of this Section 4.02 Manager waives any objection or right to object to the suitability or availability of specific performance as a remedy for breach of this Section 4.02, including without limitation any objection based on the adequacy of damages or the irreparable nature of the injury claimed by Client.  The foregoing, however, shall not be deemed to constitute a waiver by Manager of its right to participate in the litigation, to dispute whether a breach of this Section 4.02 occurred or whether the scope of the equitable relief requested by Client is appropriate and consistent with the strict enforcement of the provisions of this Section 4.02.

For purposes of this Section 4.02 the following terms shall have the corresponding meanings ascribed below:

“Plans and Endowments” means pension fund or retirement plans and accounts, endowments or foundations domiciled in the United States or Canada and organized and operated pursuant to United States or Canadian law primarily or exclusively for the benefit of persons living within those jurisdictions.

“Competing Business” means any business that acquires, owns and/or manages timberlands within the Continental United States or Canada primarily or exclusively for the benefit of Plans and Endowments.

“Ultimate Client Portfolio” means the several JMLICO separate accounts and other entities described in the first WHEREAS clause above, for which Client provides timberland portfolio investment services.

2.             Notices.  Section 7, Notices, is hereby amended to change the address of the Manager as follows:

AS TO THE MANAGER:	ORM Resources Canada Ltd.
Suite 300
475 West Georgia Street
Vancouver, B.C. Canada V6B 4M9
Attention: Charles Goodbrand

AND TO:	Olympic Resource Management LLC
19245 Tenth Avenue NE
Post Office Box 1780
Poulsbo, Washington 98370
Attention: Thomas Gilkey

3.             Additional Terms and Conditions.

3.1          Bank Accounts and Signatories.  Bank accounts have been established as set forth in Section 1.05, Income and Expenses; Bank Accounts, of the Master Agreement.  Prior to the Effective Date, ORM shall designate, subject to HNRG approval, appropriate individuals for signatories on HNRG bank accounts.

3.2          Insurance and Bonding.  Prior to the Effective Date, ORM shall provide evidence satisfactory to HNRG that ORM is maintaining the insurance required of the Manager under Section 5.01 of the Master Agreement including, but not necessarily limited to, commercial general liability insurance, automobile liability insurance, worker’s compensation liability coverage and fidelity bond.

4.             Miscellaneous.

4.1          Notice.  All notices to be provided hereunder shall be provided in accordance with the notice procedures contained in the Master Agreement.

4.2          Governing Law/Venue.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the Commonwealth of Massachusetts.

4.3          Miscellaneous.  Except as specifically amended, all terms and conditions of the Master Agreement shall remain in full force and effect.

4.4          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

HANCOCK NATURAL RESOURCE			ORM RESOURCES CANADA LTD.
GROUP, INC.

By	/s/ Unreadable		By	/s/ Thomas M. Ringo
	Its	Vice President		Thomas Ringo
Its Treasurer